Exhibit 99.1

Second Quarter 2019 - Earnings Release

FOR IMMEDIATE RELEASE

From: David Beaver

           Uwharrie Capital Corp

           704-991-1266

Date:  August 14, 2019

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $627 million at June 30, 2019, versus $614 million at June 30, 2018.

Net income for the six-month period ended June 30, 2019, was $1.6 million versus $701 thousand for the same period in 2018.  For the six months ended June 30, 2019, net income available to common shareholders was $1.4 million or $0.19 per share compared to $417 thousand or $0.06 per share for June 30, 2018. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three-month period ended June 30, 2019, was $951 thousand versus $467 thousand for the same period in 2018.  For the three months ended June 30, 2019, net income available to common shareholders was $811 thousand or $0.11 per share compared to $326 thousand or $0.04 per share for the same quarter in 2018, an increase of 149%.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through Uwharrie Bank, Uwharrie Investment Advisors, and Uwharrie Bank Mortgage.  Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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